Exhibit 10.1

FORM OF

TERM SHEET FOR SALE OF SUBSTANTIALLY ALL
ASSETS OF SPRUCE CONSTRUCTION, INC.

This term sheet (the “Term Sheet”) summarizes the principal terms and conditions of a proposed transaction in which a new Alberta corporation organized prior to execution of the Asset Purchase Agreement (defined below) by Eco Innovation Group, Inc., Seller, and Spruce Engineering and Construction, Inc. (defined below), would acquire substantially all of the assets of Spruce Construction, Inc., an Alberta corporation, and any subsidiaries. Except for the Binding Provisions, which shall create a binding agreement of Seller, this is a non-binding Term Sheet setting forth material terms to be incorporated into an Asset Purchase Agreement (the “Asset Purchase Agreement”) and other related agreements to be negotiated.

Parties

Spruce Engineering and Construction, Inc.:	An acquisition vehicle to be formed as an Alberta corporation (“NEWCO”) by (a) Eco Innovation Group, Inc., a Nevada corporation, and (b) Seller.

Seller:	Spruce Construction, Inc., an Alberta corporation wholly owned by Timothy Boetzkes (“Seller”).

Purchaser:	Eco Innovation Group, Inc., a Nevada corporation (“Purchaser”).

Essential Terms

Purchase Price:

Total consideration of 1,000,000 shares of common stock of Purchaser (the “Purchase Price”). Upon execution of an Asset Purchase Agreement, the Purchaser shall issue the Purchase Price to the Seller (or his designees) as restricted shares in book-entry form.

Structure and Purchased Assets:	NEWCO shall acquire substantially all of the assets, tangible and intangible, of Seller used or useful in the operation of Seller’ business, except for the assets designated as excluded by NEWCO, free and clear of all liens, claims, interest, and encumbrances (the “Purchased Assets”).

Excluded assets to be determined by NEWCO during its due diligence review (collectively, the “Excluded Assets”).

Executory Contracts and Unexpired Leases:	All executory contracts and unexpired leases will be deemed rejected, except executory contracts and unexpired leases designated by NEWCO to be assumed (“Assumed Executory Contracts”).

Assumed Obligations:	NEWCO shall assume none of Seller’s liabilities in respect of the Purchased Assets, the business, or operations, except as specifically provided in the Asset Purchase Agreement. The assumed obligations will, however, include all obligations arising under the Assumed Executory Contracts after the closing, and the parties anticipate that NEWCO will assume certain debt obligations of Spruce Construction, Inc. in the approximate amount of CAN60,000.00.

Representations, Warranties and Covenants:	Seller will make full representations, warranties and covenants including as to the business, assets, insurance, and other matters typically required by buyers in connection with an acquisition, which shall be set forth in the Asset Purchase Agreement. NEWCO will make full representations, warranties and covenants including as to corporate organization, authority to enter into the transactions contemplated hereby, and other matters typically required by Seller in connection with a sale, which will be set forth in the Asset Purchase Agreement.

NEWCO Ownership and Management:

The share distribution of NEWCO at the time of closing will be as follows:

Purchaser: 85%

Seller: 15% distributed to principals:

Timothy Boetzkes: 10% (for services to be provided)

Patrick Laurie: 5% (for services to be provided)

The board of directors of NEWCO will be as follows:

Julia Otey-Raudes

Timothy Boetzkes

Patrick Laurie

Due diligence:	Assuming prompt and complete responses to its due diligence requests, the parties anticipate completing due diligence by August 15, 2021.

Access to information and employees:	Following execution of this Term Sheet by all of the parties, Seller will afford Purchaser and its officers, employees, agents and advisors reasonable access to the properties, books and records (including, without limitation, financial, operating and other data) of Seller, as well as to Seller’ independent accountants, at reasonable times in order to permit Purchaser to make such investigation of the business, properties and operations of Seller as NEWCO may deem appropriate. During due diligence, Purchaser shall have access to and may conduct negotiations with Seller’ landlords and vendors. Seller will use commercially reasonable efforts to cooperate with Purchaser with respect to access and negotiations with employees, landlords and vendors.

Confidentiality:	The following provision shall be binding on each party hereto (the “Binding Confidentiality Provisions”). Except and to the extent required by law, without the prior written consent of the other party, none of the parties hereto will, and each will direct its employees, agents and representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Term Sheet. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made. Notwithstanding the foregoing, (a) Purchaser may disclose this Term Sheet and its discussions with Seller to its attorneys, financial advisors and potential financing sources, (b) Seller may disclose this Term Sheet and their discussions with NEWCO to their attorneys and financial advisors, and (c) Purchaser may publicly disclose that it has signed a Term Sheet subject to definitive documentation, but may not disclose the identity of Seller or the terms of this Term Sheet until execution of the Asset Purchase Agreement. All press releases and other public announcements with respect to the sale must be in form and substance acceptable to Purchaser.

Closing Date:	The parties will use their reasonable best efforts to finalize an Asset Purchase Agreement by August 15, 2021 (“Closing Date”), but in no event later than September 15, 2021 (“Closing Deadline”).

Definitive Documentation:	Upon full execution of this Term Sheet by Purchaser and Seller, Purchaser and Seller agree to proceed and negotiate, with all due haste and in good faith, a binding definitive Asset Purchase Agreement, formative documents of NEWCO, and all other documents necessary to implement the transactions contemplated in this Term Sheet.

Conduct of Business:	Seller shall use their best efforts to carry on their businesses in the ordinary course, including, but not limited to, maintaining its accounting methods, using its commercially reasonable efforts to preserve the business and assets and its business relationships, continuing to operate its billing and collection procedures, using its commercially reasonable efforts to retain key employees, and maintaining its business records in accordance with its past practices.

Binding Exclusivity:	The following provision shall be binding on Seller (the “Binding Exclusivity Provisions,” and together with the Binding Confidentiality Provisions, the “Binding Provisions”). During the period between the execution of this Term Sheet and the Closing Deadline, neither Seller nor any of their officers, directors, employees, attorneys, financial advisors or other agents will discuss or negotiate with or provide information to any third party about the purchase and sale of any of the Purchased Assets or otherwise encourage any third party to submit a proposal for or enter into an alternative transaction; provided however, that third parties may continue to conduct due diligence and Seller shall be permitted to provide access to their on-line data room and negotiate customary confidentiality agreements with other interested buyers for purposes of being competing bidders for the Purchased Assets. The Binding Provisions shall be governed by the law of the State of Nevada without regard to its conflict of laws provisions. Disputes over the Binding Provisions shall be heard in the exclusive venue of the Nevada Courts. The obligations of NEWCO under the Binding Provisions shall be several among its respective equity holders, and not joint.

General Terms:

Except for the Binding Provisions, (a) the terms and provisions contained in this Term Sheet are not and do not constitute an offer, admission, representation, or solicitation by Purchaser or Seller, arc subject to senior management approval and are not and do not constitute an acceptance by Purchaser or Seller; (b) this discussion outline is not a commitment on the part of Purchaser or Seller; and (c) the form and substance of all documents necessary to effect the consummation of the transaction are subject to final approval of Purchaser, Seller and their respective counsel, and as such, this Term Sheet is not intended to constitute a final written expression of all of the terms and conditions of the transaction, but merely to outline some of the major terms and conditions thereof. Except for the Binding Provisions, this Term Sheet may not be used against Purchaser or Seller in any litigation in which Purchaser or Seller are parties nor may it be used in any proceedings in which Purchaser or Seller are directly or indirectly interested, or parties in interest.

Except for the Binding Provisions, this Term Sheet is merely to facilitate further discussions and does not address or include all of the material issues, terms, provisions and conditions which would have to be addressed or included if a transaction based on this Term Sheet is to be consummated. Except for the Binding Provisions, this Term Sheet and any discussion by the parties are not intended to be and will not constitute a binding obligation of Purchaser or Seller.

[Signatures on next page]

Accepted and agreed to this 5th day of August, 2021.

PURCHASER:

ECO INNOVATION GROUP, INC.

By:	/s/ Julia Otey-Raudes
Name:	Julia Otey-Raudes
Title:	Chief Executive Officer

SELLER:

SPRUCE CONSTRUCTION, INC.		TIMOTHY BOETZKES

By:	/s/ Timothy Boetzkes	By:	/s/ Timothy Boetzkes
Name:	Timothy Boetzkes	Name:	Timothy Boetzkes
Title:	President